Exhibit 99

CARDINAL HEALTH, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

FOR THE FIVE YEARS ENDED JUNE 30, 2002 and

FOR THE NINE MONTHS ENDED MARCH 31, 2003

	Fiscal Year Ended June 30,					Nine Months Ended
($'s in millions)	1998	1999	2000	2001	2002	March 31, 2003
Earnings from continuing operations before income taxes	$734.4	$821.7	$1,141.9	$1,332.2	$1,701.3	$1,573.9
Add-Fixed Charges:
Interest Expense	$110.6	$118.0	$142.7	$158.1	$134.2	$92.3
Interest Capitalized	1.7	4.5	1.6	2.7	3.9	3.9
Amortization of Debt Offering Costs	0.9	1.6	1.6	2.3	3.1	2.4
Interest Portion of Rent Expense	25.3	28.6	33.7	37.5	32.9	28.7

Total Fixed Charges	$138.5	$152.7	$179.6	$200.6	$174.1	$127.3
Less: Interest Capitalized	(1.7)	(4.5)	(1.6)	(2.7)	(3.9)	(3.9)

Earnings as Adjusted	$871.2	$969.9	$1,319.9	$1,530.1	$1,871.5	$1,697.3

Ratio of Earnings to Fixed Charges	6.3	6.4	7.3	7.6	10.7	13.3